Exhibit 21

YTB International, Inc.
Subsidiaries

Name of Entity	Jurisdiction of Incorporation or Organization
YourTravelBiz.com, Inc.	Delaware
Your Travel Biz Worldwide, Inc.	Illinois
YourTravelBiz.com Canada, ULC	Canada
YourTravelBiz.com UK, Ltd.	United Kingdom

YTB Travel Network, Inc.	Delaware
YTB Travel Network of Illinois Inc. (doing business as YTB Travel and Cruises)	Illinois

YTB Worldwide Travel, Inc.	Illinois
YTB Travel Network of Canada, ULC	Canada
YTB Travel Network UK, Ltd.	United Kingdom

REZconnect Technologies, Inc.	Delaware